Exhibit 10.5

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between Inspirato LLC, a Delaware limited liability company (the “Company”) and Eric Grosse (“Executive”) (each a “party” and together the “parties”):

WHEREAS, the Executive was employed by the Company as Chief Executive Officer;

WHEREAS, the Executive has separated from employment with the Company effective August 13, 2024 (“Separation Date”);

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by the Executive;

WHEREAS, the parties mutually agree that Executive’s Employment Agreement signed on September 25, 2023 (the “Employment Agreement”) is terminated as of the Separation Date and that this Agreement supersedes and replaces the Employment Agreement, including but not limited to any provisions addressing severance pay and benefits upon termination;

NOW, THEREFORE, the parties agree as follows:

1.              Separation Benefits. Provided that the Executive complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company shall provide the following separation benefits to the Executive:

(a)            Severance Pay. The Company will pay Executive severance pay in the gross amount of $550,000.00 (Five Hundred Fifty Thousand Dollars and 00/100), representing payment of twelve (12) months’ base salary, less applicable local, state, and federal tax withholdings (“Severance Pay”). Severance Pay payments will be deposited directly into Executive’s bank account(s) as Executive has designated in the Company’s payroll service. Except as provided in this Section 1(a), Severance Pay will be paid according to the Payment Schedule outlined in Section 1(b).

(b)            Payment Schedule. Severance Pay will be paid in thirty-six (36) bimonthly installments according to the Payment Schedule as defined below, in accordance with the Company’s payroll practice for Colorado employees (“Severance Pay Installments”). Severance Pay Installments shall begin to accrue and, subject to the occurrence of the First Payment Date (as defined below), be paid out on August 30, 2024 and continue for 35 payroll cycles thereafter, subject to all conditions herein The first twelve (12) Severance Pay Installments shall be in the gross amount of $11,458.33; the following twenty-four (24) Severance Pay Installments shall be in the gross amount of $17,187.50. The first payment of Severance Pay under this Agreement shall be made to Executive on the first regularly-scheduled Company payday for Colorado employees that is at least eight (8) business days after Executive signs and returns the signed original of this Agreement to the Company, unless revoked in accordance with Section 6 below (the “First Payment Date”). The first payment of Severance Pay under this Agreement shall include a catch-up payment to cover any Severance Pay Installments that accrued prior to the First Payment Date. Severance Pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Each Severance Pay Installment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c)            COBRA. If the Executive timely elects and is eligible for Continuation Coverage as defined herein, the Company shall pay directly to the Company’s COBRA provider or group health plan provider for premiums to continue the medical, dental and vision insurance coverage (if any) of Executive and Executive’s eligible dependents pursuant to the continuation-coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable state law (“Continuation Coverage”) from the Separation Date through the earlier of (i) the eighteen (18) month anniversary of the Separation Date; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s continuation rights under COBRA. Provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(d)            Equity Securities. Subject to the Conditions, Executive will be given a one-time grant of 166,667 Restricted Stock Units (the “RSU Grant”). The RSU Grant will become fully vested on the Company’s quarterly vesting date that is at least eight (8) business days after Executive signs and returns the signed original of this Agreement to the Company.1 Upon vesting, the RSU Grant will be settled and released in the method and manner used by the Company.

(e)            Taxes. The Company may withhold taxes or report taxable income from benefits provided pursuant to this Section 1. The Company makes no representation concerning tax consequences or tax liability that may be incurred by Employee from payments made pursuant to this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other party.

2.             Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, the Executive, for himself/herself and his/her heirs, assigns and personal representatives, fully and completely releases the Company and its parents, subsidiaries and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that the Executive may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to the Executive’s employment with any Releasee or the termination thereof, from the beginning of time through the date the Executive signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a)            federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) any state or local law that prohibits discrimination on any of the bases described above;

1 The Company’s quarterly vesting dates fall on the 20th day of the second month of each quarter.

(b)            federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Colorado Wage Claim Act (C.R.S. 8-4-101 et seq.);

(c)            other employment laws, including but not limited to: (i) the Family and Medical Leave Act and analogous state and local laws, which require employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN) and analogous state and local laws, which require advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; and

(d)            any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims related to rights to indemnification or insurance the Executive has pursuant to contractual arrangements with the Company or its parent, corporate documents of the Company or its parent, claims that arise after the Executive signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent the Executive from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but the Executive is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge. Notwithstanding the foregoing, this Agreement does not prevent the Executive from recovering an award from or by a governmental agency for providing information.

Executive acknowledges and agrees that the Executive is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent the Executive from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

3.             Conditions. The Executive shall comply with the following terms, as conditions of payment, and in the event that the Executive fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously paid:

(a)            Execution and Return of Agreement. The Executive shall sign this Agreement and return the signed original of the Agreement to the Company within forty-five (45) days after the Executive Receives the Agreement and shall not revoke it, except as otherwise described in Section 6, below.

(b)            Property. The Executive shall return all Company property in the Executive’s possession, custody or control on or before the Separation Date, including but not limited to all motor vehicles, computer hardware, office equipment, tools, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data (including any and all copies of the Company’s proprietary software, commensurate source code and engineering designs); provided, however, that the Executive may retain copies of documents reflecting the Executive’s compensation and benefits from the Company. By signing this Agreement, the Executive represents and warrants that the Executive has fully complied with this Section 3(b).

(c)            Non-Disparagement. Subject to Section 8, to the fullest extent permitted by law, Executive shall not engage or in any conduct or make any statement calculated to or likely to have the effect of undermining, disparaging or maligning the Releasees or the Company’s business, products, services, customers or clients. By signing this Agreement, Executive represents and warrants that Executive has made no statements on or after the Separation Date that would violate this Section, if made after this Agreement has become effective. By signing the General Release, Employee represents and warrants that Employee has fully complied with this Section 3(c).

(d)            Other Agreements. Subject to Section 8, the Executive shall fully comply with all other agreements between the Executive and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), including but not limited to the Proprietary Rights and Inventions Assignment Agreement attached hereto as Appendix 1, and any other agreements regarding confidentiality, protection of intellectual property or nonsolicitation (each an “Other Agreement”).

(e)            Cooperation and Assistance. For a period of one year from and after the Separation Date, the Executive shall cooperate with and assist the Company, without out-of-pocket expense to the Executive, by sharing the knowledge the Executive has gained during the course of employment with the Company as reasonably requested by the Company.

(f)            Board Resignation. Executive shall resign from the Inspirato Incorporated Board of Directors effective as of the execution date of the Agreement.

4.	No Other Claims. The Executive represents and warrants that:

(a)            Executive has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)            Executive has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and has timely received all meal periods and rest breaks to which the Executive may have been entitled;

(c)            Executive has been fully reimbursed for all business expenses incurred by the Executive for which the Executive was entitled to reimbursement;

(d)            Executive has not suffered any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by the Executive against the Company or any other Releasee; and

(e)            Executive has not suffered any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by the Executive against the Company or any other Releasee.

5.	Acknowledgements. By signing this Agreement, the Executive acknowledges and agrees that:

(a)            the consideration described in Section 1 of this Agreement is consideration to which the Executive would not otherwise be entitled, but for the signing of this Agreement;

(b)            Executive has been advised to consult with legal counsel and a tax professional, including with regard to Section 409A, as defined below, about this Agreement and has been given an opportunity to do so;

(c)            Executive has been given the amount of time specified in Section 3(a) within which to consider this Agreement before signing it, any changes to this Agreement did not restart the consideration period, and if the Executive has signed this Agreement in less than the specified consideration period, the Executive has done so voluntarily;

(d)            Executive is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)            Executive has signed this Agreement voluntarily, of the Executive’s own free will, and without any threat, intimidation or coercion.

6.             Revocation. The Executive may revoke this Agreement by delivering written notice of revocation to the Company by email, delivery or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) calendar day following the Executive’s signing of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by the Executive:

Inspirato LLC
1544 Wazee Street

Denver, CO 80202

Email: dprobst@inspirato.com

Attn: Danielle Probst

7.             Confidentiality. Subject to Section 8, the existence and terms of this Agreement are strictly confidential and shall not be disclosed by the Executive to anyone except (a) the Executive’s spouse, attorneys and tax advisors, and then only after securing their agreement to be bound by this provision; or (b) in response to inquiry from a taxing authority or otherwise as required by law.

8.             Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Executive) shall restrict Executive’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Executive; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

State Specific Rights: In the event of any conflict between a provision of this Agreement and applicable state law, state law will govern. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Executive has the right to consult with an attorney regarding this Agreement.

9.             Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and the Executive is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 1 of this Agreement (except that Executive may retain one hundred dollars ($100)), in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11.           No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

12.           Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

13.           Controlling Law; Venue. This Agreement shall be governed by the laws of the State of California, Executive’s principal work location as of the Separation Date. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Los Angeles, California and the Executive and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

14.           Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A, and the Executive agrees that the Company is not responsible for any liabilities arising to the Executive under 409A.

15.           Entire Agreement. This Agreement is the entire agreement between the parties regarding the subjects addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, but not limited to, the Employment Agreement by and between the Executive and the Company dated June 30, 2021. This Agreement may not be modified or amended, nor may any term or provision hereof be waived or discharged, except in a writing signed by both parties. This Agreement may be executed in counterparts, including fax counterparts or in electronic format via DocuSign or similar electronic signature service, and all counterparts together shall constitute one fully- executed agreement.

16.           Receipt of Separation Information. Executive acknowledges and agrees that Executive has received the separation information attached hereto as Exhibit A in accordance with the Older Workers Benefit Protection Act.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

NOTE TO EXECUTIVE:

Sign and return by the deadline specified in Section 3(a).

Do not sign before last day of employment.

INSPIRATO LLC

By:
Robert Kaiden

Its:	Chief Financial Officer

Date:	August 13, 2024

EXECUTIVE

By:
Eric Grosse

Date:	August 13, 2024